SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2008

M-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	3-45449	6-3809819
(State or other jurisdiction of incorporation)	Commission File Number)	IRS Employer Identification No.)

1300 Norwood Avenue, Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 562-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Items.

On December 19, 2008, the Company received notification from M-Wave International LLC (“MWI”) it was contemplating entering into an agreement to purchase all of the outstanding common stock, preferred stock, and warrants of Monarch Pointe Fund Ltd. (“Monarch”) for cash considerations of approximately $200,000, but would first allow the Company to purchase them from Monarch.  MWI has currently agreed to purchase the assets of the Company, to be voted on by the Company’s shareholders at its Annual Meeting on December 30, 2008.  MWI is headed by Mr. Joseph Turek, currently the Company’s Chief Operating Officer, and Mr. Robert Duke, currently the Company’s President.

Monarch’s holdings consist of approximately 148,429 shares of outstanding common stock; approximately 70,000 warrants issued July 25, 2008 that have a two year life exercisable at $0.16 per share; 3,375 shares of non-voting Series A Preferred Stock that are convertible into approximately 86,097 shares of common stock ($2.48 per share); and 22,400 shares of non-voting Series B Preferred Stock that are convertible into approximately 708,861 shares of common stock, ($2.48 per share).

The Company determined that it is not in position to consider the offer due to its current cash position and future cash needs.  The Company notified MWI that it has no objections to having MWI purchase Monarch’s holdings in the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

M-WAVE, INC.
(Registrant)

By	/s/ Jeffrey Figlewicz
Jeffrey Figlewicz
Acting Chief Financial Officer
Dated: December 22, 2008